SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Check the appropriate box:
[X]      Preliminary information statement
[ ]      Confidential, for use of the Commission only
         (as permitted by Rule 14c-5(d)(2)
[ ]      Definitive information statement


                        ENTERPRISE PRODUCTS PARTNERS L.P.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------

         (5) Total fee paid:
         -----------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
         ---------------------------------------------

         (2) Form, schedule, or registration statement no.:
         ---------------------------------------------

         (3) Filing party:
         ---------------------------------------------

         (4) Date filed:
         ---------------------------------------------

                                PRELIMINARY COPY

                        ENTERPRISE PRODUCTS PARTNERS L.P.
                              2727 North Loop West
                            Houston, Texas 77008-1038



Dear Common Unitholder:

         We enclose an information statement and notice of action without a meeting relating to our acquisition of Tejas Natural Gas Liquids, LLC from Tejas Energy, LLC (now Coral Energy, LLC), an affiliate of Shell Oil Company on September 17, 1999. As part of the consideration for the acquisition, we issued 14,500,000 units of a special class of limited partner units to Coral Energy and also agreed to issue up to 6,000,000 additional special units to Coral Energy in the future if certain post-closing conditions are satisfied in 2000 and 2001. In accordance with their terms, the special units will be converted into an equal number of common units over the period from August 1, 2000 through August 1, 2003.

         We are not asking you to approve the TNGL acquisition or the issuance of the special units or the related amendment to the partnership agreement since unitholder approval of these matters was not required under the partnership agreement. Although approval of the conversion of the special units into common units is required to be approved by the holders of a majority of the common and subordinated units under the requirements of the New York Stock Exchange, we are not asking you to approve that matter. EPC Partners II, Inc., a subsidiary of Enterprise Products Company and the holder of more than a majority of the common and subordinated units, has agreed to execute a written consent approving the conversion of the special units into common units, which satisfies the stock exchange requirement.

         Under the rules of the Securities and Exchange Commission we are required to furnish all public unitholders with certain information concerning the Tejas Natural Gas Liquids acquisition and the issuance and conversion of the special units issued in the acquisition prior to approving the issuance of common units upon conversion of the special units.

         We are not asking you for a proxy and you are requested not to send us a proxy.

         If you have any questions, please contact our Investor Relations department at 713-880-6694.

                                           Very truly yours,

                                           ENTERPRISE PRODUCTS GP, LLC.,
                                           General Partner



                                           O.S. Andras
                                           President and Chief Executive Officer

                                PRELIMINARY COPY

                        ENTERPRISE PRODUCTS PARTNERS L.P.

          INFORMATION STATEMENT AND NOTICE OF ACTION WITHOUT A MEETING


         We are furnishing this information statement and notice of action without a meeting to limited partners of Enterprise Products Partners L.P. in connection with our issuance of 14,500,000 units of a special class of limited partner units to Coral Energy, LLC, an affiliate of Shell Oil Company, as partial consideration for our acquisition of Tejas Natural Gas Liquids, LLC (the "TNGL acquisition") and our agreement to issue up to 6,000,000 additional special units to Coral Energy in the future if certain post-closing conditions are satisfied in 2000 and 2001. As described in this information statement the special units are scheduled to convert into an equal number of common units at various times in the future, beginning on August 1, 2000, and ending on August 1, 2003.

         We are not asking you to approve the TNGL acquisition, the issuance of the special units, or the related amendment to the partnership agreement since those matters do not require unitholder approval under the partnership agreement. Although the rules and regulations of the New York Stock Exchange (the "NYSE") require that the conversion of the special units into common units be approved by the holders of a majority of the common and subordinated units, we are not asking you to approve that matter. EPC Partners II, Inc., a subsidiary of Enterprise Products Company and an affiliate of the general partner of Enterprise, owns sufficient common and subordinated units to approve the conversion of the special units into common units without your vote and will execute a consent as evidence of such approval that will be effective 21 business days (approximately ______ __, 2000) after this notice and information statement are mailed to public common unitholders of Enterprise.

         We are delivering this document to provide you with important information about the TNGL acquisition and how it affects your equity interest in Enterprise. The TNGL acquisition closed on September 17, 1999, effective as of August 1, 1999.

         Please read this document carefully for more detailed information about Enterprise, TNGL, and the transaction. Also, please see "Where You Can Find More Information" on page 39 for additional information about Enterprise on file with the Securities and Exchange Commission (the "SEC"). We are mailing this information statement on or about ____________, 2000, to common unitholders of record at the close of business on the date of this statement.

                      ------------------------------------


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.





June ___, 2000

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT
     THE TNGL ACQUISITION..........................  3
FORWARD LOOKING STATEMENTS...........................4
SUMMARY..............................................5
The Companies........................................5
     The Structure of the TNGL Acquisition.........  5
     Recommendation of the Board of
          Directors of the General Partner.........  6
     Vote Required.................................  6
     Principal Agreements..........................  6
     Effects of the TNGL Acquisition...............  7
     Markets and Market Prices.....................  7
     Selected Historical and Pro Forma
          Financial Information....................  7
     Transaction-Related Expenses..................  8
     Selected Historical Financial
          Information..............................  9
     Selected Pro Forma Condensed
          Financial Information.................... 10
     Unaudited Comparative Per Unit Data........... 11
     Where You Can Find More Information........... 12

THE TNGL ACQUISITION................................13
     Background of the TNGL Acquisition............ 13
     Reasons for the TNGL Acquisition;
     Recommendation of the General Partner......... 14
     Unitholder Approval........................... 15
     Structure of the TNGL acquisition............. 15
     Effective Date................................ 15
     Accounting Treatment.......................... 15
     Federal Income Tax Treatment.................. 16
     Federal Securities Law Consequences........... 16
     No Dissenters and Appraisal Rights............ 16
     Expenses and Fees............................. 16
     The Contribution Agreement and
          Unitholder Rights Agreement.............. 16
     Purchase of TNGL Assets and
           Issuance of Special Units............... 16
     Terms of the Special Units.................... 17
     Registration Rights of Coral Energy........... 17
     Minimum Resale Price Guaranty................. 17
     Repurchase Options............................ 17
     Shell Processing Agreement.................... 18
     Coral Energy's Rights in the Event of
          a Change of Control of Enterprise
          Products Company or the General
          Partner.................................. 18

     Right of First Refusal of Coral Energy ....... 18
     Voting Rights of Coral Energy................. 18
     Representations and Warranties................ 20
     Indemnification............................... 21
     Amendment of the Partnership Agreement........ 22

TNGL SELECTED FINANCIAL DATA........................23

MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF
     OPERATION OF TNGL............................. 24

BUSINESS AND PROPERTIES OF TNGL.....................26
     Natural Gas Processing Plants................. 26
     NGL Fractionation Facilities.................. 27
     Pipelines and Support Facilities.............. 28
     Employees..................................... 30
     Legal Proceedings............................. 30

PRINCIPAL UNITHOLDERS OF
     ENTERPRISE ................................... 31

MARKET PRICES AND DIVIDEND
     POLICY........................................ 32

DESCRIPTION OF UNITS................................33

INDEPENDENT PUBLIC
     ACCOUNTANTS .................................. 38

SUBMISSION OF UNITHOLDERS
     PROPOSALS..................................... 39

WHERE YOU CAN FIND ADDITIONAL
INFORMATION.........................................39

           QUESTIONS AND ANSWERS ABOUT THE THIS INFORMATION STATEMENT

Q:   WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A: This information statement provides notice to all of our public common unitholders of action to be taken by written consent by EPC Partners II, Inc., a subsidiary of Enterprise Products Company and the owner of
     54,962,785 (82.1%) of the issued and outstanding common units and subordinated units of Enterprise.

Q:   WHAT ACTION WILL EPC PARTNERS II, INC. APPROVE?

A: EPC Partners II, Inc. will approve the conversion into common units of up to 20,500,000 special units issued to Coral Energy as part of our acquisition of Tejas Natural Gas Liquids, LLC ("TNGL").

Q:   WHY DID ENTERPRISE ACQUIRE TNGL?

A: We acquired TNGL because we believe it will provide our unitholders with increased value. The TNGL acquisition was immediately accretive to our net income and cash flow and broadened our platform for future growth opportunities. It provided a base to increase the quarterly distribution to $0.50 from $0.45 effective with the distribution paid in February 2000. To review the background and reasons for the TNGL acquisition in greater detail, see pages 13 through 22.

Q:   WHAT DO I NEED TO DO NOW?

A:   Nothing.   This  information   statement  provides  notice  to  all  common
     unitholders of the action to be taken. No vote or proxy is required and we are not requesting you to send us a proxy.

Q:   DO I HAVE  APPRAISAL  OR  DISSENTERS'  RIGHTS  IF I  DON'T  LIKE  THE  TNGL
     ACQUISITION?

A: No. Enterprise is a Delaware limited partnership. Under Delaware law you would have appraisal or dissenters' rights only if the partnership agreement provided for such rights. The partnership agreement does not provide for appraisal or dissenters' rights.

Q:   IS THE TNGL ACQUISITION TAXABLE TO HOLDERS OF COMMON UNITS?

A: No gain or loss will be recognized by holders of common units as a result of the TNGL acquisition.

Q:   WHEN WAS THE TNGL ACQUISITION COMPLETED?

A: The TNGL acquisition was completed on September 17, 1999, effective as of August 1, 1999.

Q:   WHO CAN I CALL WITH QUESTIONS?

A: If you have any questions about the TNGL acquisition or this information statement, please call Enterprise Investor Relations at 713-880-6694.

If you would like additional copies of this information statement or any document we refer to in this information statement, you should contact Enterprise at 713-880-6694 or write Enterprise Products Partners L.P., P.O. Box 4324, Houston, Texas 77210-4324, Attention: Investor Relations.

                           FORWARD LOOKING STATEMENTS

     This information statement includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, distributions, financing plans, business strategies, operating efficiencies or synergies, capital and other expenditures, competitive positions, growth opportunities, plans and objectives of management, and other matters. Statements made in this document that are not historical fact are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided in Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. Such forward-looking statements, including those relating to the future business prospects, revenues, working capital, liquidity, capital needs, and income relating to Enterprise, wherever they occur or are incorporated by reference in this information statement, are necessarily estimates that are based on the belief of Enterprise and the General Partner, as well as assumptions made by and information currently available to Enterprise and the General Partner.

     Although Enterprise and the General Partner believe the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties, and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, or expected.

     Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

     -    competitive   practices  in  the   industries  in  which  we  compete,

     -    fluctuations  in  oil,   natural  gas,  and  NGL  product  prices  and
          production,

     -    operational and systems risks,

     - environmental liabilities that are not covered by indemnity or insurance,

     - the impact of current and future laws and governmental regulations (including environmental regulations) affecting the NGL industry in general, and our operations in particular, loss of a significant customer,

     - failure to complete one or more new projects on time or within budget, and

     - failure to realize the assumptions on which Enterprise relied in negotiating the terms of the TNGL acquisition.

We explain certain risks associated with our business in the "Risk Factors" section of our Registration Statement on Form S-1 (File No. 333-52537), which is on file with the SEC, a copy of which is available without charge upon request to: Enterprise Products Partners, L.P., P.O. Box 4324, Houston, Texas 77210-4324, Attention: Investor Relations (telephone number 713-880-6694).

     When used in this document, words such as "anticipate," "estimate," "project," "expect," "plan," "forecast," "intend," "could," and "may," and similar expressions and statements regarding our business strategy and plans and objectives for future operations, are intended to identify forward-looking statements. These forward-looking statements are found in various places throughout this information statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Enterprise undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     SUMMARY

     This summary highlights selected information about Enterprise, the TNGL assets, and the TNGL acquisition described elsewhere in this document and may not contain all of the information that is important to you. To understand the TNGL acquisition fully and for a more complete description of its legal terms, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page 39. We have included page references to direct you to a more complete description of the topics referenced in this Summary.

THE COMPANIES

ENTERPRISE PRODUCTS PARTNERS, L.P.
2727 North Loop West, 7th Floor
Houston, Texas 77008-1038
Tel: 713-880-6500

     Enterprise was formed in April 1998 to acquire, own, and operate all of the natural gas liquids (NGL) processing and distribution assets of Enterprise Products Company.

     Enterprise is a leading integrated North American provider of processing and transportation services to domestic and foreign producers of NGLs and other liquid hydrocarbons and domestic and foreign consumers of NGL and liquid hydrocarbon products. We manage a fully integrated and diversified portfolio of midstream energy assets and are engaged in NGL processing through direct and indirect ownership and operation of NGL fractionation facilities. We also operate and manage NGL processing facilities, storage facilities, pipelines, and rail transportation facilities, a methyl tertiary butyl ether (MTBE) facility, a propylene production complex, and other transportation facilities in which we have direct and indirect ownership interests.

     Products that we process generally are used as feedstocks in petrochemical manufacturing, in the production of motor gasoline, and as fuels for residential and commercial heating.

TEJAS NATURAL GAS LIQUIDS, LLC ("TNGL")
2727 North Loop West, 7th Floor
Houston, Texas 77008-1038
Tel: 713-880-6500

     TNGL was an affiliate of Shell engaged in midstream natural gas processing and transportation and NGL processing and transportation through direct and indirect ownership and operation of natural gas processing plants, NGL fractionation, transportation, and storage facilities in Louisiana and Mississippi and areas offshore such States in the Gulf of Mexico. TNGL owned varying interests in 11 natural gas processing plants with a combined gross capacity of approximately 11 billion cubic feet of natural gas per day; four NGL fractionation facilities with a combined gross capacity of approximately 281,000 barrels per day; four NGL storage facilities with approximately 29 million barrels of gross capacity; approximately 1,900 miles of NGL pipelines and gathering systems (including a 11.5% interest in the 1,301 mile Dixie Pipeline); and shipping and receiving facilities.

     TNGL also had a 20-year exclusive agreement with Shell for the right to process its current and future natural gas production from the state and federal waters of the Gulf of Mexico.

     TNGL was merged into Enterprise Products Operating L.P., a subsidiary of Enterprise, effective October 31, 1999.

THE STRUCTURE OF THE TNGL ACQUISITION (SEE PAGE 15)

     The TNGL acquisition involved the following:

         Coral Energy contributed its member interests in TNGL, which owned the assets described above, to Enterprise.

         Enterprise issued to Coral Energy 14,500,000 non-distribution bearing, convertible special units in Enterprise and paid Coral Energy $166 million in cash.

         Coral Energy purchased from Enterprise Products Company a 30% interest in the General Partner for $4 million in cash.

         Enterprise will issue to Coral Energy up to 3,000,000 additional special units if natural gas from leases dedicated by Shell to Enterprise for gas processing produce certain volumes during calendar year 2000 and 3,000,000 additional special units if natural gas from leases dedicated by Shell to Enterprise for gas processing produce certain volumes during in calendar year 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER (SEE PAGE 14)

     The Board of Directors of the General Partner unanimously approved the TNGL acquisition prior to its completion. The Board of Directors of the General Partner believed that the TNGL acquisition was fair to the holders of common units and in their best interest and approved the contribution agreement, unitholders rights agreement, and the related amendment to the partnership agreement. No approval of the common unitholders was required under the partnership agreement for any of these matters.

     The Board of Directors of the General Partner based its decision on a number of factors, including:

         The TNGL acquisition was expected to result, and did result, in an increase in net income per unit.

         We will be well positioned to serve both Shell and other producers of NGLs in the Gulf of Mexico.

         The TNGL acquisition expanded our NGL processing and transportation capabilities in the Gulf Coast, added natural gas processing to our integrated network of NGL processing, transportation, and storage facilities, and established a long-term processing arrangement with the largest producer of natural gas in the Gulf of Mexico.

         The TNGL acquisition is expected to increase the number of acquisition opportunities available to Enterprise in the future.

         Our  financial  condition  has been  enhanced  as a result  of the TNGL
         acquisition,   thereby   facilitating   the   funding   of  new  growth
         initiatives.

         We expect to achieve certain cost savings by combining the TNGL operations with Enterprise.

The Board of Directors did not obtain any opinion, report, or appraisal from any financial advisor or outside party relating to the TNGL acquisition including that the TNGL acquisition is fair to the holders of common units.

VOTE REQUIRED (SEE PAGE 15)

     Because the TNGL acquisition involved the potential issuance of common units in excess of 20% of the total number of units outstanding, the rules of the NYSE require that the conversion of the special units into common units be approved by the affirmative vote of holders of a majority of units voting on the matter. In addition, Enterprise's partnership agreement, as amended in conjunction with the TNGL acquisition, provides that the special units may not be converted to common units until after the issuance of such common units has been approved by a majority of units (excluding the special units). EPC Partners II, Inc., a subsidiary of Enterprise Products Company holding more than a majority of the common and subordinated units, has agreed to approve the conversion of the special units into common units. Therefore, we will not hold a meeting of the common unitholders and will not solicit any proxies.


PRINCIPAL AGREEMENTS (SEE PAGE 16)

     The primary legal documents that govern the TNGL acquisition are the contribution agreement and the unitholders rights agreement. These documents are summarized beginning on page 16. You may obtain copies of these documents from the SEC's internet site at www.sec.gov or from Enterprise. See "Where You Can Find Additional Information" on page 39.

ACCOUNTING TREATMENT (SEE PAGE 15)

     Enterprise has treated the acquisition of the TNGL assets as a purchase in accordance with generally accepted accounting principles. This means the assets, liabilities, and results of operations of TNGL have been included with those of Enterprise effective as of August 1, 1999. It also means we have valued the assets acquired and liabilities assumed at their relative fair values based upon the market value of the special units and the amount of cash paid.

FEDERAL INCOME TAX TREATMENT (SEE PAGE 16)

     Common unitholders generally will not have taxable income or gain as a result of the TNGL acquisition.

NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 16)

     Enterprise is a Delaware limited partnership. Under applicable Delaware law and the applicable agreements you have no appraisal or dissenters' rights.

OWNERSHIP OF ENTERPRISE FOLLOWING THE TNGL ACQUISITION (SEE PAGE 31)

     After the TNGL acquisition Enterprise has a total of 81,462,785 units outstanding, comprised of 45,552,915 common units, 21,409,870 subordinated units, and 14,500,000 special units. At April 1, 2000, Enterprise Products Company and its affiliates held 34,623,615 common units and 21,409,870 subordinated units, representing approximately 83.7% of the outstanding common and subordinated units and 68.8% of all outstanding units; 54,962,785 of these common units and subordinated units were owned by EPC Partners II, Inc. The 14,500,000 special units initially owned by Coral Energy represent approximately 17.6% of all outstanding units.


MANAGEMENT OF ENTERPRISE AFTER THE TNGL ACQUISITION (SEE PAGE 19)

     Enterprise continues to be managed by the General Partner. The executive officers of the General Partner prior to the TNGL acquisition continue to have responsibility for the management and operations of Enterprise.

     Following the TNGL acquisition, Coral Energy is entitled to designate one-third of the directors of the General Partner. In addition, the General Partner has established a five member executive committee of the board of directors, two members of which are designated by Coral Energy. The executive committee is required to approve certain corporate transactions. These corporate transactions require the approval of at least one of the Coral Energy committee members.

MARKETS AND MARKET PRICES (SEE PAGE 32)

     The common units of Enterprise are listed on the New York Stock Exchange under the symbol "EPD." TNGL was a wholly-owned affiliate of Shell.

     On April 19, 1999, the last trading day prior to the public announcement of the TNGL acquisition the common units closed at $17.625 per unit. On June ___, 2000, the common units closed at $____ per unit.

     You may obtain more recent price quotes from most newspapers or other financial sources.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL
INFORMATION

HISTORICAL FINANCIAL INFORMATION OF TNGL (SEE PAGE 23)

     We are providing in this information statement summary selected historical financial information for Enterprise and selected historical financial information for TNGL to help you in your analysis of the financial aspects of the TNGL acquisition.

     We derived this information from the audited and unaudited financial statements of Enterprise and TNGL for the periods presented. The information is only a summary, and you should read it together with the financial information incorporated by reference in this information statement.

UNAUDITED SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION (SEE PAGE 10)

     We are also providing unaudited pro forma condensed financial information in this information statement to show you how the business of Enterprise might have looked if the TNGL acquisition had been completed as of the dates or at the beginning of the periods presented.

     The pro forma financial information was prepared using the purchase method of accounting, with Enterprise treated as the acquirer.

     If we had actually completed the TNGL acquisition in prior periods, the business of Enterprise might have performed differently. You should not rely on the pro forma financial information as an indication of the results that we would have achieved if the TNGL acquisition had taken place earlier or the future results that Enterprise will experience.

TRANSACTION-RELATED EXPENSES (SEE PAGE 16)

     The TNGL acquisition resulted in fees and expenses totaling approximately $2,000,000, which were included in the purchase price for financial reporting purposes. Enterprise may incur charges and expenses relating to integrating the operations of TNGL. We did not adjust the pro forma financial information for all of these charges and expenses or for any operating efficiencies that we may realize as a result of the TNGL acquisition.

SELECTED HISTORICAL FINANCIAL INFORMATION

     ENTERPRISE

     In the table below, we provide you with selected historical consolidated financial data of Enterprise. We prepared this information using the audited historical consolidated financial statements and related notes of Enterprise for each of the years in the five-year period ended December 31, 1999.

                                                                  Year Ended December 31,
                                               1995           1996            1997           1998           1999
                                               ----           ----            ----           ----           ----
                                                                (In thousands, except per unit amounts)

Statement of Operations Data:
Revenues  from consolidated operations.... $790,080       $999,506      $1,020,281       $738,902     $1,332,979
Equity in income of unconsolidated
     affiliates...........................   12,274         15,756          15,682         15,671         13,477
Operating income..........................   61,845         84,668          75,680         50,473        132,351
Net income................................   34,786         60,813          52,163         10,077        120,295

Basic net income per unit.................    $0.63          $1.10           $0.94          $0.17          $1.79
Diluted net income per unit (1)...........                                                                 $1.64
Dividends declared per unit...............       --             --              --          $0.77          $1.85

Balance Sheet Data (at end of period):
Total assets.............................. $610,931       $711,151        $697,713       $741,037     $1,494,952
Long-term debt............................  281,656        255,617         230,237         90,000        295,000
Combined equity/Partners' equity..........  198,815        266,021         311,885        562,536        789,465

-----------------
(1) No dilutive securities were present prior to the TNGL acquisition. The special units issued to Coral Energy are considered dilutive until they are converted to common units.

TNGL

     In the table below, we provide you with selected historical consolidated financial data of TNGL. We prepared this information using the audited historical consolidated statements of assets acquired and liabilities assumed and related notes of TNGL as of December 31, 1998, and the related statements of revenues and direct operating expenses for each of the years in the three-year period ended December 31, 1998.

                                                                               Year Ended December 31,
                                                             ----------------------------------------------------
                                                                     1996              1997              1998
                                                                     ----              ----              ----
                                                                    (In thousands)


Statement of Revenues and Direct Operating Expenses Data:
Sales    ......................................................... $857,499          $819,523          $589,528
Dividend income...................................................    1,081               903             4,461
Equity in income of unconsolidated affiliates.....................        -             3,100             1,592
Excess of revenues over direct operating expenses.................  $68,917           $54,104           $17,404

Statement of Assets Acquired and Liabilities
     Assumed Data (at end of period):
Assets acquired...................................................                                     $270,424
Liabilities assumed...............................................                                       93,195
Assets acquired and liabilities assumed, net......................                                      177,229

SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION

     ENTERPRISE

     In the table below, we provide you with unaudited selected pro forma condensed financial information for Enterprise as if the TNGL acquisition had been completed on January 1, 1998, for income statement purposes and on September 30, 1999, for balance sheet purposes.

     The unaudited pro forma statement of operations and balance sheet information has been prepared by adding or combining the historical results of Enterprise and TNGL with certain adjustments and should be read in conjunction with the unaudited pro forma combined financial information and related notes incorporated by reference in this information statement. The pro forma data is intended to give you a better picture of what the results of operation and financial position of the combined businesses of Enterprise and TNGL might have been for the year ended December 31, 1998, and at September 30, 1999, if the TNGL acquisition had occurred at the beginning of those fiscal periods. The companies may have performed differently if they were combined. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results we will experience after the TNGL acquisition.

                                                                  Year Ended                Nine Months
                                                                 December 31,                  Ended
                                                                      1998              September  30, 1999
                                                                      ----              -------------------
                                                                   (In thousands, except per unit data)
                                                                               (Unaudited)

Pro Forma Condensed Statement of Combined Operations Data:
Revenues from consolidated operations............................ $1,359,329                $1,145,910
Equity in income of unconsolidated affiliates....................     12,050                     7,785
Operating income.................................................     66,614                    96,434
Net income    ...................................................     15,090                    78,011
Basic earnings per common unit...................................      $0.25                     $1.16
Diluted earnings per common unit.................................      $0.20                     $0.95

                                                                   September 30,
                                                                       1999
                                                                       ----

Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets  ................................................... $1,472,600
Long-term debt...................................................    390,000
Combined equity/Partners' equity.................................    762,924

UNAUDITED COMPARATIVE PER UNIT DATA

     In the table below, we provide you with historical and pro forma per unit financial information as of and for the nine months ended September 30, 1999, and for the year ended December 31, 1998. The pro forma financial information assumes that the TNGL acquisition had been completed on January 1 for the period being presented and on September 30, 1999, for balance sheet purposes.

     It is important that when you read this information you read along with it the financial statements and accompanying notes of Enterprise and TNGL and the unaudited pro forma condensed financial information and accompanying discussion incorporated by reference in this information statement. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results we will experience after the TNGL acquisition.

                                                                            Enterprise
                                                                            Common Units
                                                                            ------------
                                                                      Historical        Pro Forma
                                                                      ----------        ---------

Net income - basic
     For the nine months ended September 30, 1999...................... $0.98             $1.16
     For the year ended December 31, 1998.............................. $0.17             $0.25

Net income - diluted
     For the nine months ended September 30, 1999...................... $0.98             $0.95
     For the year ended December 31, 1998.............................. $0.17             $0.20

Cash distributions
     For the nine months ended September 30, 1999...................... $1.35             $1.50
     For the year ended December 31, 1998.............................. $0.32             $0.35

Book value
     September 30, 1999................................................ $9.27             $9.37
     December 31, 1998................................................. $8.32             $9.00

WHERE YOU CAN FIND MORE INFORMATION

     Enterprise files annual, quarterly, and special reports, information statements, and other information with the SEC. You may read and copy reports, statements, or other information we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at www.sec.gov., at the offices of the New York Stock Exchange, and our Internet site at www.epplp.com. For a more detailed description of the information available, please see page 39.

     Unitholders may obtain documents by requesting them in writing or by telephone at the following address:

                        Enterprise Products Partners L.P.
                                  P.O. Box 4324
                            Houston, Texas 77210-4324
                            Attn: Investor Relations
                                Tel: 713-880-6694

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE TNGL ACQUISITION THAT IS DIFFERENT FROM OR ADDS TO WHAT IS CONTAINED IN THIS INFORMATION STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE GIVES YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THIS INFORMATION STATEMENT IS DATED _____, 2000. THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT SPEAKS ONLY AS OF SUCH DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                              THE TNGL ACQUISITION

BACKGROUND OF THE TNGL ACQUISITION

     As part of our strategic plans for Enterprise, we have been working on several fronts to expand our business and our potential in the market place. We continually consider and review potential acquisitions of assets that complement our existing business lines as well as assets that can be added to our integrated processing and distribution system to expand the areas that we serve and the services we provide.

     During 1997 and 1998, the management of Enterprise and Coral Energy and TNGL became acquainted while working on issues related to the formation of a joint venture of the company named Entell NGL Services, LLC ("Entell"). Entell was formed to facilitate the development of an NGL transportation and distribution system for distributing products from key NGL sources in southern Louisiana directly to major NGL markets, including the lower Mississippi River corridor, Dixie Pipeline, Lake Charles, Louisiana and Mont Belvieu, Texas. The joint venture documents for Entell were completed in December 1998.

     Between January and November 1998, A. J. ("Jim") Teague, President of TNGL, and O.S. Andras, Enterprise's President, had a number of informal discussions concerning the possibilities for expanding the Enterprise-TNGL relationship beyond the Entell joint venture.

     On November 19 and 20, 1998, Dan L. Duncan, Enterprise's Chairman, Mr. Andras, and Albert W. Bell, Enterprise's Executive Vice President of Business Management, met with Charles R. Crisp, Coral Energy's Chief Executive Officer, Curtis R. Fraser, Coral Energy's Chief Operating, Administrative and Legal Officer, Mr. Teague, and Michael A. Creel, Tejas Energy LLC's Chief Financial Officer, at Mr. Duncan's ranch to discuss the potential acquisition of TNGL by Enterprise.

     Enterprise and TNGL executed a confidentiality agreement to permit the exchange of confidential financial information between the parties on January 19, 1999.

     On January 28, 1999, Messrs. Duncan, Andras, and Bell and other senior executives of Enterprise met with Messrs Crisp, Frasier, Teague, and Creel and other senior executives of Coral Energy, including William Ordemann, Daniel Olsen, Sharon Provine, Doug Krenz, Anne Psenick, and James McGrew at a hotel in Houston, Texas. The parties exchanged financial and operations information, reviewed the assets of TNGL, and discussed the potential for Enterprise to acquire TNGL.

     The Board of Directors of the General Partner first considered the TNGL acquisition and authorized the General Partner to negotiate with respect to the terms of the transaction and financing for it at a board meeting held on February 10, 1999.

     On February 11, 1999, Messrs. Duncan and Andras and Randa L. Duncan, Enterprise's Group Executive Vice President, met with Messrs. Crisp, Frasier, Teague, and Creel at Coral Energy's offices. At this meeting, Enterprise presented its proposal to Coral Energy setting forth the terms of a proposed acquisition of TNGL by Enterprise.

     On February 24, 1999, Mr. Frasier advised Mr. Andras in writing that Coral Energy was interested in pursuing a transaction with Enterprise.

     On March 2, 1999, Coral Energy forwarded to Enterprise a draft of a letter of intent and term sheet for a proposed transaction. Between March 2 and April 19, 1999, the parties negotiated the letter of intent and term sheet.

     Following a presentation by Mr. Andras at a board meeting held on May 27, 1999, the Board of Directors of the General Partner approved the negotiation of definitive agreement and the limits and structure of the consideration to be paid for TNGL.

     Following conceptual approval of the TNGL acquisition in Houston by Mr. Crisp and Walter van de Vijver, President and Chief Executive officer of Shell Exploration and Production Company, London senior management of the Royal Dutch/Shell Group was briefed on March 30 and 31, 1999, by Messrs. Fraser, Teague, and Creel. On April 6, 1999, the proposed transaction was presented to the Committee of Managing Directors of Royal Dutch/Shell by Messrs. Frasier and van de Vijver. Following review by the Committee of Managing Directors, the proposed transaction was presented to the Royal Dutch/Shell Conference in the Hague on April 14, 1999. This presentation was also made by Messrs. Frasier and van de Vijver.

     A formal letter of intent was executed by Mr. Frasier and Mr. Andras on April 19, 1999, and a joint press release was issued on April 20, 1999, announcing the transaction.

     The Board of Directors of Shell Oil Company approved the proposed transaction on April 28, 1999.

     During the summer of 1999, the parties completed their due diligence, exchanged drafts of documents, and met on a number of occasions to negotiate the terms and conditions of the contribution agreement, unitholders rights agreement, registration rights agreement, and amendments to Enterprise's partnership agreement.

     The Board of Directors of the General Partner was informed by Mr. Andras of the progress of the negotiations at regular board meetings held July 7, 1999, and August 24, 1999.

     On September 17, 1999, Enterprise and Coral Energy executed the contribution agreement, the unitholders rights agreement, and the registration rights agreement, and issued a joint press release announcing the completion of the TNGL acquisition.

REASONS FOR THE TNGL ACQUISITION; RECOMMENDATION OF THE GENERAL PARTNER

     The Board of Directors of the General Partner has unanimously approved the TNGL acquisition. The Board of Directors believes the TNGL acquisition is fair to the holders of common units and in their best interests and approved the contribution agreement and the related amendment to the partnership agreement.

     The Board of Directors of the General Partner based this determination and approval on a number of factors, including:

     - The TNGL acquisition was expected to result, and has resulted, in an increase in net income per unit.
     - We are well positioned to serve both Shell and other producers of NGLs in the Gulf of Mexico.
     - The TNGL acquisition expanded our NGL processing and transportation capabilities in the Gulf Coast, added natural gas processing to our integrated network of NGL processing, transportation, and storage facilities, and established a long-term processing arrangement with the largest producer of natural gas in the Gulf of Mexico.
     - The TNGL acquisition is expected to increase the number of acquisition opportunities available to Enterprise in the future.
     - Our financial condition has been enhanced as a result of the TNGL acquisition, thereby facilitating the funding of new growth initiatives.
     - We expect to achieve cost savings by combining the TNGL operations with Enterprise.

The Board of Directors did not obtain any opinion, report, or appraisal from any financial advisor or outside party relating to the TNGL acquisition including that the TNGL acquisition is fair to the holders of common units.

UNITHOLDER APPROVAL

     Approval of holders of a majority of the common units voting is required under New York Stock Exchange rules and the Enterprise partnership agreement as a condition to conversion of the special units issued and issuable to Coral Energy into common units. EPC Partners II, Inc., a subsidiary of Enterprise Products Company and affiliate of the General Partner, which owns 33,552,915 common units and 21,409,870 subordinated units, which represent approximately 82.1% of the outstanding units entitled to vote, has agreed to execute a written consent effective 21 business days after the date of this information statement, approving the conversion of the special units into common units for purposes of the New York Stock Exchange rules and our partnership agreement. Under applicable rules of the SEC, Enterprise may not approve the conversion of the special units into common units prior to 20 business days after this information statement is sent or given to holders of common units.

STRUCTURE OF THE TNGL ACQUISITION

     The TNGL acquisition involved the following:

     - Coral Energy transferred all of its member interests in TNGL to Enterprise.

     - Enterprise issued 14,500,000 non-distribution bearing, convertible special units to Coral Energy and paid Coral Energy $166 million in cash.

     - Coral Energy purchased from Enterprise Products Company a 30% interest in the General Partner for $4 million in cash.

     - Enterprise will issue to Coral Energy 3,000,000 additional non-distribution bearing, convertible special units if gas production by Shell dedicated to Enterprise exceeds 375 billion cubic feet during calendar year 2000 or 950 million cubic feet per day for 180 days during 2000 and 3,000,000 additional nondistribution bearing, convertible special units if gas production by Shell dedicated to Enterprise exceeds 350 billion cubic feet during calendar year 2001 or 900 million cubic feet per day for 180 days during 2001.

EFFECTIVE DATE

     The TNGL acquisition closed on September 17, 1999, and was effective for all purposes as of August 1, 1999.

ACCOUNTING TREATMENT

     The TNGL acquisition has been accounted for by Enterprise using the purchase method of accounting in accordance with generally accepted accounting principles. Under this method, the reported book values of the assets acquired and liabilities assumed were increased or decreased to their fair value as of the effective date. To the extent that the purchase price exceeded the fair value of the net assets, this value was attributed to the Shell processing agreement and will be amortized by Enterprise over a period not to exceed 20 years, but will not be amortizable for tax purposes.

FEDERAL INCOME TAX TREATMENT

     Common unitholders generally will not have taxable income or gain as a result of the TNGL acquisition.

FEDERAL SECURITIES LAW CONSEQUENCES

     The common units issuable to Coral Energy upon conversion of the special units were not registered under the Securities Act of 1933. Coral Energy may not sell the common units except pursuant to an effective registration statement under the Securities Act covering the resale of the common units or an available exemption under the Securities Act. As part of the TNGL acquisition, Enterprise has granted Coral Energy certain rights to demand that Enterprise register the common units for resale under the Securities Act. See "Registration Rights of Coral Energy."

NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of common units are not entitled to any rights of appraisal or similar rights of dissenters under Delaware law or the partnership agreement in connection with the TNGL acquisition.

EXPENSES AND FEES

     Enterprise's total fees, costs, and expenses for the TNGL acquisition were approximately $2.0 million, which amount includes professional fees and expenses for legal, accounting and due diligence and registration, recording, filing, and printing costs.

THE CONTRIBUTION AGREEMENT AND THE UNITHOLDER RIGHTS AGREEMENT

     The following is a brief summary of the contribution agreement and the unitholder rights agreement between Enterprise and Coral Energy. The contribution agreement and the unitholder rights agreement are incorporated herein by reference. The summary and the statements made in this information statement with respect to the terms of the contribution agreement and the unitholder rights agreement are qualified in their entirety by, and made subject to, the more complete information contained in the contribution agreement and the unitholder rights agreement. Copies of the contribution agreement and the unitholders agreement are available on the SEC's internet site at www.sec.gov or from Enterprise. See "Where You Can Find Additional Information" on page 39.

PURCHASE OF TNGL ASSETS AND ISSUANCE OF SPECIAL UNITS

     Enterprise purchased all membership interests of TNGL and its subsidiaries except for subsidiaries owning certain Texas natural gas processing plants and operations.

     In consideration for sale of the TNGL assets to Enterprise, Enterprise:

     -    issued to Coral Energy 14,500,000 special units,
     -    paid Coral Energy $166 million in cash,
     - will issue Coral Energy up to 6,000,000 additional special units if certain natural gas production volumes are achieved in 2000 and 2001.

     Coral Energy also purchased from Enterprise Products Company a 30% interest in the General Partner for $4 million in cash.

TERMS OF THE SPECIAL UNITS

     The special units

     - are not be entitled to vote, receive any distributions, or be allocated income for any period prior to their conversion into common units;
     - are automatically convertible (appropriately adjusted for unit splits, unit dividends, etc.) on a one-for-one basis, into common units as to 1,000,000 units on August 1, 2000, 5,000,000 units on August 1, 2001, and 8,500,000 units on August 1, 2002; and if the 6,000,000 additional special units are issued, as to 1,000,000 of such units on August 1, 2002, and as to the balance of such units on August 1, 2003;
     - rank pari passu with the common units and the subordinated units for liquidation purposes (but not for dividend purposes); and
     - contain standard antidilution provisions with respect to unit splits, reverse splits, unit dividends, and recapitalizations.

REGISTRATION RIGHTS OF CORAL ENERGY

     Following conversion of the special units into common units, Coral Energy may demand on three occasions that Enterprise register all or part of the common units held by Coral Energy under the Securities Act of 1933 at the expense of Enterprise. In addition, following conversion of the special units into common units, Coral Energy may include all or part of its common units in any registration statement filed by Enterprise to register common units under the Securities Act of 1933 (subject to standard cut-back restrictions). On or prior to the conversion date, Enterprise will list the common units issuable upon conversion of the special units on the New York Stock Exchange.

MINIMUM RESALE PRICE GUARANTY

     If Coral Energy decides to sell any of the common units during the year following the conversion date and the sales price per common unit is less than $18.00 (appropriately adjusted for unit splits, unit dividends, etc.) then, Enterprise is required to either, at its option: (1) issue to Coral Energy additional common units having an aggregate value equal to the difference between the sale price and $18, (2) pay Coral Energy the amount of such difference in cash; or (3) issue or pay to Coral Energy, as the case may be, any combination of additional common units or cash in an amount equal to such difference.

REPURCHASE OPTIONS

     Enterprise may repurchase from Coral Energy any special units or common units that Coral Energy proposes to sell to any person (other than an affiliate of Coral Energy or pursuant to a public offering). The purchase price per unit payable upon exercise of such purchase option is payable in cash in an amount equal to (1) the cash purchase price per unit at which such common units or special units are proposed to be sold or (2) if the purchase price is not in cash, the closing price per unit of the common units (including common units into which the special units are convertible) on the business day immediately prior to the exercise of such purchase option by Enterprise. If Coral Energy proposes a public offering of any of the common units, Coral Energy will first offer to Enterprise the option to purchase such common units at a price specified by Coral Energy. If Enterprise does not exercise its option, Coral Energy may sell such common units in a public offering at a price not more than ten percent below the price the units were offered to Enterprise.

     Enterprise may assign its repurchase right to another person, including the General Partner, Enterprise Products Company, or any of their affiliates.

     Enterprise Products Company also has an option to repurchase from Coral Energy a portion of its 30% interest in the General Partner equal to the percentage of special units or common units sold by Coral Energy to any person. The purchase price payable upon exercise of such purchase option is payable in cash in an amount equal to the members' capital of the General Partner attributable to the purchased interest.

SHELL PROCESSING AGREEMENT

     As part of the TNGL acquisition, Shell agreed to extend the processing agreement for Shell's offshore natural gas production until July 31, 2019. The Shell processing agreement grants us the following rights and obligations:

     - the exclusive right to process any and all of Shell's Gulf of Mexico natural gas production from existing and future dedicated leases; plus
     - the right to all title, interest, and ownership in the raw make extracted by our gas processing facilities from Shell's natural gas production from such leases; with
     - the obligation to deliver to Shell the natural gas stream after the raw make is extracted.

CORAL ENERGY'S RIGHTS IN THE EVENT OF A CHANGE OF CONTROL OF ENTERPRISE PRODUCTS COMPANY OR THE GENERAL PARTNER

     If there is a change of control of Enterprise or EPC Partners II, Inc. (but only if EPC Partners II, Inc. is a member of the General Partner), whether hostile or friendly, Coral Energy may acquire all of common units, subordinated units, and other partnership interests in Enterprise owned by

     -    the new control group (to the fullest extent practicable) and
     - Enterprise Products Company, EPC Partners II, and their respective affiliates.

If Coral Energy  exercises  such right,  any  employees of  Enterprise  Products
Company who are primarily engaged in the business of Enterprise will, at the request of Coral Energy, be transferred to the General Partner or Enterprise. Change of control means an event or series of related events that result in Enterprise Products Company or EPC Partners II being controlled, directly or indirectly, by someone other than Dan L. Duncan, his spouse, and/or his heirs, devisees and/or legatees (and/or trusts for any of their respective benefit).


RIGHT OF FIRST REFUSAL OF CORAL ENERGY

     Coral Energy has a right of first refusal to purchase any Enterprise partnership interests offered by Enterprise, except common units of Enterprise offered to the public and common units (or special or subordinated units convertible into common units) of Enterprise issued to employees of Enterprise Products Company under existing employee compensation plans or issued to purchase assets or businesses from third parties in bona fide, arm's length transactions.

VOTING RIGHTS OF CORAL ENERGY

     Coral Energy is entitled to representation and a vote (but not control) on all boards, committees, and other governance procedures and vehicles of Enterprise and the General Partner (other than the Audit and Conflicts Committee).

     Coral Energy is entitled to designate the following number of directors of the General Partner:

     - one-third of the directors so long as Coral Energy or an affiliate maintains more than a 20% interest in the General Partner;
     - two-ninths of the directors so long as Coral Energy or an affiliate maintains an interest in the General Partner of more than 10% but less than or equal to 20%; or
     - one-ninth of the directors (at least one) so long as Coral Energy or an affiliate owns at least 5,000,000 units.

Upon consummation of the TNGL acquisition, the Board of Directors of the General Partner was expanded from six to nine directors and Coral Energy designated Charles R. Crisp, Curtis R. Frasier, and Steven H.
McVeigh as its representatives.

     In addition, the General Partner established a five-member Executive Committee of the Board. Mr. Frasier and Mr. McVeigh were designated by Coral Energy as its members of the Executive Committee. The Executive Committee will vote on all matters relating to the items listed below and any matters relating to Enterprise and its subsidiaries and Shell.

     Until such time as the special units have been converted to common units and such common units have a market price in excess of $24 per common unit (appropriately adjusted for unit splits, unit dividends, etc.) for at least 120 consecutive calendar days, the Executive Committee must receive the vote of at least one of Coral Energy's representatives on the Executive Committee in order to approve:

     - Dividends (other than dividends by Enterprise of available cash from operating surplus pursuant to the cash distribution policy described on pages 42 through 49 of the Enterprise Prospectus dated July 27, 1998, and dividends by the General Partner of its share of Enterprise's dividends).

     - Sale of properties or assets for a consideration of $150,000,000 or more (excluding the sale of product or inventory in the ordinary course of business).

     - Sale, in any one transaction or series of related transactions, of any of the Coral Energy contributed assets having a fair market value in excess of $15,000,000 or sale of any such assets which, in Shell's good faith belief, could affect its offshore production or jeopardize its ability to deliver pipeline quality equity gas to its markets.

     -    Acquisitions   (including   investments   in  other   entities)   with
          acquisition consideration exceeding $150,000,000.

     - Merger, liquidation, dissolution, or consolidation of the General Partner, Enterprise, or any subsidiary, except (a) a merger in which such entity is the survivor and the percentage ownership of Coral Energy in any such entity has not been reduced or (b) a merger or consolidation in connection with an acquisition permitted as in the preceding clause or in "Right of First Refusal of Coral Energy" above, so long as the percentage ownership of Coral Energy in any surviving entity has not been reduced disproportionately with the other pre-acquisition owners and the General Partner, Enterprise, or such subsidiary, as the case may be, is the survivor.

     - The filing of a petition in bankruptcy of the General Partner, Enterprise or any of their subsidiaries.

     - Issuance of common stock, units, membership interests, or other equity interests of the General Partner, Enterprise or any of their subsidiaries, except (a) the issuance of common units (or special or subordinated units convertible into common units) of Enterprise (1) in a public offering, (2) to purchase new assets or businesses from third parties in bona fide, arm's length transactions, or (3) to employees under employee incentive compensation programs, (b) the issuance of common stock or other equity interests to Enterprise or to Enterprise Products Operating L.P. in connection with the creation of wholly-owned subsidiaries, or (c) the issuance of common securities upon conversion of outstanding convertible securities.

     - Issuance of debt, if such issuance would result in (i) a ratio of Enterprise's total debt to total capitalization (long-term debt plus partners' capital) to exceed 60% and (ii) a ratio of Enterprise's total debt to enterprise value (all units, including common units, subordinated units and special units) to exceed 40%.

     - Repurchase by Enterprise or any subsidiary of common units or any other form of equity or debt of Enterprise or any of its subsidiaries or affiliates (excluding Enterprise or any of its subsidiaries), except from Coral Energy pursuant to the unitholder rights agreement or purchases in the open market for employee incentive compensation plans.

     -    New   transactions  or  amendments  to  existing   transactions   with
          affiliates (but not subsidiaries) of Enterprise or the General Partner (other than as may be agreed to in the contribution agreement).

     - Material changes in accounting policies (other than mandatory changes required by the auditors); change in auditors; or any change in significant tax positions which adversely affects the unitholders of Enterprise as a group (other than mandatory changes required by law).

     -    Material  changes  in  the  charter,  bylaws,   partnership  or  other
          organizational or governance documents of Enterprise or the General Partner (other than as may be required by a change in law)

     -    Adoption of takeover defenses.

     -    Change in a material way in our scope of business.

     -    Changes to executive personnel or key operating personnel.

     - Changes to compensation, outside of the policies and practices in effect at December 31, 1998.

     -    Submission by the General Partner of any matter to a unitholder vote.

     -    Amendment, replacement, or alteration of the Code of Conduct.

     So long as any of the units issued to Coral Energy are unable to vote on matters submitted to a vote of unit holders because of restrictions contained in the partnership agreement, the General Partner has agreed not to submit any matter to a unitholder vote without the prior consent of Coral Energy and the General Partner will not vote in favor of any matter submitted for a unitholder vote without the consent of Coral Energy. In addition, for so long as Coral Energy is unable to vote its units, Enterprise has agreed to vote any units that it owns only with the approval or at the direction of Coral Energy.

REPRESENTATIONS AND WARRANTIES

     The contribution agreement includes standard representations and warranties by Enterprise to Coral Energy as to:

     -    organization and good standing,
     -    authorization to enter into the contemplated transaction,
     - absence of any breach of organizational documents, law, or certain material agreements as a result of the contemplated transaction,
     - governmental and third party approvals required in connection with the contemplated transaction,
     -    litigation,
     -    compliance with laws,
     -    possession of required permits,
     -    taxes,

     -    filings with the SEC,
     -    financial statements,
     -    ownership of the General Partner,
     -    due authorization and issuance of the special units,
     -    availability of necessary financing,
     -    finders' or brokers' fees, and
     -    investment intent.

     The contribution agreement includes standard representations and warranties by Coral Energy to Enterprise as to:

     -    organization and good standing of Coral Energy and TNGL,
     -    ownership of member interest in TNGL,
     -    capitalization of TNGL and ownership of subsidiaries,
     -    authorization to enter into the contemplated transaction,
     - governmental and third party approvals required in connection with the contemplated transaction,
     - absence of any breach of organizational documents of Coral Energy and TNGL, law, or certain material agreements as a result of the contemplated transaction,
     -    litigation,
     -    investment intent,
     -    finders' and brokers' fees, possession of required permits,
     -    compliance with applicable laws,
     -    litigation,
     -    taxes,
     -    financial statements,
     -    absence of certain changes since December 31, 1998,
     -    conduct of the business from August 1, 1998, to September 17, 1999,
     -    material contracts and indebtedness,
     -    assets,
     -    intellectual property, and
     -    non-business related assets.

INDEMNIFICATION

     All of the representations and warranties of the parties in the contribution agreement terminated on, and did not survive, the closing of the TNGL acquisition, except that the representations and warranties of Coral Energy and Enterprise to each other as to governmental and third party approvals required in connection with the TNGL acquisition, compliance with applicable laws, investment intent, capitalization of TNGL and its subsidiaries, certain litigation, certain material contracts and indebtedness, non-business related assets, and SEC reports will expire on September 17, 2001, and representations and warranties as to certain other matters will expire when the applicable statute of limitations expires.

     Enterprise and the General Partner, jointly and severally, agree to indemnify Coral Energy and Coral Energy agrees to indemnify Enterprise, the General Partner, and their affiliates against all damages arising in connection each party's failure to perform any agreement contained in the contribution agreement or breach of certain specified representations and warranties.

     The liability of Coral Energy and Enterprise to each other for any damages for breach of their respective representations and warranties is limited to $60,000,000 in the aggregate and a claim may only be made to the extent that claims exceed $8,000,000 in the aggregate and then only to the extent of the excess over such amount.

     Coral Energy's liability for any environmental claim is limited to $100,000,000 in the aggregate and a claim may only be made to the extent that it individually exceeds $500,000 and that all such claims exceed $5,000,000 in the aggregate and then only to the extent of the excess over $5,000,000.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     The TNGL acquisition required the amendment of the partnership agreement to set forth the rights, terms, and conditions applicable to the special units issued to Coral Energy.

     Subject to certain limitations contained in the partnership agreement, the General Partner may amend the partnership agreement without the approval of any partner (including holders of common units) to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization or issuance of any class or series of partnership securities such as the special units issued to Coral Energy.

                          TNGL SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical financial data for TNGL. The information below should be read in conjunction with the financial statements of TNGL and related notes incorporated by reference into this information statement. See also "Management's Discussion and Analysis of Financial Condition and Results of Operation of TNGL." The dollar amounts in the table below are in thousands.

                                                                                 For the Year Ended December 31,
                                                                                -------------------------------------
                                                                              1996             1997             1998
                                                                              ----             ----             ----
Revenue and direct operating expenses data:........................
     Sales.........................................................        $857,499          $819,523         $589,528
     Dividend income...............................................              --               903            4,461
     Equity earnings from unconsolidated affiliates................              --             3,100            1,592
     Cost of goods sold and operating expenses.....................         786,405           765,078          573,266
     Depreciation..................................................           3,258             4,344            4,911
     Excess of revenues over direct operating expenses.............         $68,917           $54,104          $17,404

Assets acquired and liabilities assumed data (at period end):......
     Assets acquired...............................................                                           $270,424
     Liabilities assumed...........................................                                             93,195

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATION OF TNGL


COMPARISON OF 1997 AND 1998

         Sales declined $230.0 million or approximately 28.1% from $819.5 million in 1997 to $589.5 million in 1998. This decline resulted from a 26% reduction in average NGL prices from approximately $0.402 per gallon in 1997 to approximately $0.298 per gallon in 1998. This decrease in value applied to TNGL volume produced as well as volumes purchased for resale. In addition, NGL production volume declined approximately 3% from 42.4 thousand barrels per day to 41.3 thousand barrels per day primarily due to electing not to produce ethane for part of the year in 1998.

         Dividend income increased $3.6 million or approximately 394.0% from $903,000 in 1997 to $4.5 million in 1998. This increase was primarily the result of dividend income for a new investment in Venice Energy Services Company made during the latter part of 1997.

         Equity in earnings from unconsolidated affiliates decreased $1.5 million or 48.6% from $3.1 million in 1997 to $1.6 million in 1998 as a result of a decrease in earnings from an investment in K/D/S Promix, LLC primarily due to reduced production volumes caused by lower NGL prices during 1998.

         Cost of goods sold and operating expenses decreased $191.8 million or 25.1% from $765.1 million in 1997 to $573.3 million in 1998. This decrease was due to a reduction in average NGL prices for product purchased for resale combined with an 11% decrease in the average cost of natural gas consumed in gas processing.

         Depreciation increased $567,000 or 13.1% from $4.3 million in 1997 to $4.9 million in 1998. This increase was due to additional depreciation on capital projects completed in late 1997.

         TNGL's excess of revenues over direct operating expenses decreased $36.7 million or 67.8% from $54.1 million in 1997 to $17.4 million in 1998 as a result of the reasons noted above but primarily due to the significant reduction in processing margins resulting from the decrease in NGL prices.

COMPARISON OF 1996 AND 1997

         Sales declined $37.9 million or approximately 4.4% from $857.5 million in 1996 to $819.5 million in 1997. This decline resulted from a 10% reduction in the average NGL price from approximately $0.449 per gallon in 1996 to about $0.402 per gallon in 1997. This decrease in value applied to volume produced as well as volume purchased for resale. Partially offsetting this decrease was a 14% increase in NGL production primarily due to additional gas available for processing from offshore leases.

         Dividend income declined $178,000 approximately 16.5% from $1.1 million in 1996 to $903,000 in 1997. This decrease was due to lower earnings from an investment in Dixie Pipeline Company.

         Equity in earnings from unconsolidated affiliates increased from zero in 1996 to $3.1 million in 1997 as a result of an investment made in early 1997 to purchase an equity interest in K/D/S Promix, LLC. Cost of goods sold and operating expenses decreased $21.3 million or 2.7% from $786.4 million in 1996 to $765.1 million in 1997. This decrease was primarily due to a reduction in average NGL prices for product purchased for resale.

         Depreciation increased $1.1 million or 33.3% from $3.3 million in 1996 to $4.3 million in 1997. This increase was due to additional depreciation on capital projects completed in late 1996.

         TNGL's excess of revenues over direct operating expenses decreased $14.8 million or 21.5% from $68.9 million in 1996 to $54.1 million in 1997 as a result of the reasons noted above but primarily due to a reduction in processing margins resulting from the decrease in NGL prices.

                         BUSINESS AND PROPERTIES OF TNGL

         Tejas Natural Gas Liquids, LLC (together with its subsidiaries "TNGL") was a Delaware limited liability company all the membership interests of which were owned by Coral Energy, an affiliate of Shell. TNGL was engaged in natural gas gathering, processing, and transportation, and NGL processing and transportation through direct and indirect ownership and operation of natural gas processing plants, NGL fractionation facilities, pipeline, storage facilities, and rail cars primarily in Louisiana and Mississippi and areas offshore such States in the Gulf of Mexico.

NATURAL GAS PROCESSING PLANTS

         The natural gas processing plants acquired in the TNGL acquisition are primarily straddle plants that are located on mainline natural gas pipelines. Straddle plants are usually operated to allow plant owners to extract NGLs from a natural gas stream when market value of NGLs is higher than the market value of the same unprocessed natural gas. After extraction, raw make is typically transported to a centralized facility for fractionation where it is separated into products that can be used by Enterprise in its merchant activities to meet contractual requirements or sold on the spot and forward markets.

         The TNGL acquisition was completed on September 19, 1999. Since that date, the assets and operations of TNGL have been combined and integrated with the existing operations and management structure of Enterprise as deemed appropriate by Enterprise. This section contains a discussion of the TNGL business and properties as they existed on September 19, 1999.

         TNGL owned an interest in and operated four natural gas processing plants:

          - Toca, St. Bernard Parish, Louisiana - a straddle plant constructed in 1970s, with a throughput capacity of 1.1 billion cubic feet per day. Plant ownership was based on a combination of fixed gas units and variable NGL production. TNGL's ownership was approximately 54%.

          - North Terrebonne, Terrebonne Parish, Louisiana - a lean oil plant built during the mid 1960s, with a throughput capacity of 1.3 billion cubic feet per day. Plant ownership was variable based on the prior year's NGL production. TNGL's ownership was 29%.

          - Calumet, St. Mary's Parish, Louisiana - a lean oil straddle plant, built during the early 1970s, with a throughput capacity of 1.6 billion cubic feet per day. Ownership was based on a combination of fixed gas units and variable NGL production. TNGL's ownership was approximately 37%.

          - Neptune, St. Mary Parish, Louisiana - a new cryogenic plant being built by TNGL and Marathon Oil Company with a capacity of 300 million cubic feet per day. The facility began operations in February, 2000. Ownership was fixed at 66% TNGL and 34% Marathon. TNGL was to operate the facility.

         TNGL held non-operator interests in seven natural gas processing plants:

          - Yscloskey, St. Bernard Parish, Louisiana - a lean oil straddle plant, built during the early 1960s, with a throughput capacity of 1.85 billion cubic feet per day. Plant ownership was variable based entirely on the prior year's NGL production. TNGL's ownership was approximately 31%. The plant is operated by Dynegy.

          - Burns Point, St. Mary Parish, Louisiana - a cryogenic plant, built in 1982, with a throughput capacity of 160 million cubic feet per day. Ownership was fixed at 50% TNGL and 50% Marathon. Marathon operates the facility.

          - Sea Robin, Vermillion Parish, Louisiana - a cryogenic straddle plant, built during the 1970s, with a throughput capacity of 950 million cubic feet per day. Ownership was based on a combination of fixed gas units and variable NGL production. TNGL's ownership was 6.3%. The plant is operated by Texaco.

          - Blue Water, Acadia Parish, Louisiana - a cryogenic straddle plant, built during the late 1970s, with a throughput capacity of 950 million cubic feet per day. TNGL's ownership was 7.4%. The operator of the plant is Exxon.

          - Iowa, Jefferson Davis Parish, Louisiana - a cryogenic straddle plant, built during the mid 1970s, with a throughput of 500 million cubic feet per day. Ownership was based on a combination of fixed gas units and variable NGL production. TNGL's ownership was approximately 2%. The operator of the plant is TETCO.

          - Pascagoula, Mississippi - a cryogenic plant with 1.0 billion cubic feet per day of capacity. Ownership was fixed at 60% BP Amoco and 40% TNGL. BP Amoco operates the facility.

         TNGL was also a member of Venice Energy Services Company, LLC, ("Vesco") a limited liability company whose members include Chevron, Dynegy, and Koch. The Vesco facilities include a lean oil gas processing plant with 1.0 billion cubic feet per day of capacity, a cryogenic gas processing plant with 300 million cubic feet per day of capacity, 271 miles of gathering pipelines that extend into the Gulf of Mexico with a capacity of 810 million cubic feet per day (the "Venice Gathering System"), 30,000 horsepower of gas compression for the Venice Gathering System, dehydration facilities for the Venice Gathering System, a 35,000 barrel per day NGL fractionator, 14 million barrels of NGL storage in 8 salt domes (1 for brine, 7 for NGLs), NGL barge loading/unloading facilities, and pumps for delivering ethane to Chevron's Faustina pipeline. Dynegy operates the facility and has responsibility for product distribution and sales. TNGL's ownership in Vesco was fixed at 13.1%.

NGL FRACTIONATION FACILITIES

         TNGL  owned  an  interest  in  and  operated   two  NGL   fractionation
facilities:

          - Norco, St. Charles Parish, Louisiana - NGL fractionation facility wholly owned by TNGL. The facility receives raw make from the Yscloskey, Toca, Paradis, and Crawfish gas processing plants. The facility was built in the 1960s and has a current rated capacity of 60,000 barrels per day.

          - Tebone, Ascension Parish, Louisiana - NGL fractionation facility receiving raw make from the North Terrebonne gas plant. The facility was built during the mid 1960s and it has a rated capacity of 30,000 barrels per day. TNGL owned 29% interest in the facility.

         TNGL  also  owned  a   non-operator   interest  in  two   fractionation
facilities:

          - Promix, Assumption Parish, Louisiana - NGL fractionation facility owned by K/D/S Promix L.L.C. with a capacity of 115,000 barrels per day. The facility was built during the mid 1960s and has been expanded twice to its present capacity. TNGL owned a one-third interest in the facility, which is operated by Koch.

          - Vesco, Plaquemines Parish, Louisiana - NGL fractionation facility with a capacity of 35,000 barrels per day. The facility was built in 1996 and is operated by Dynegy.

PIPELINES AND SUPPORT FACILITIES

         TNGL owned an interest in the following facilities that supported its other operations:

          Norco Support Pipelines and Systems

          - Sorrento Propane Storage - shared storage facility in Sorrento, Ascension Parish, Louisiana with five wells and a total storage capacity of 3.3 million barrels. TNGL owned 100% of one well with a capacity of 854,000 barrels. Delivery facilities include connections to Enterprise's pipelines and downstream customer chemical complexes, along with a rail loading facility. The facility is operated by Equilon. The approximate shared asset ownership was 18.2% Equilon, 29.82% TNGL, and 51.98% SCC.

          - Yscloskey 10" Raw Make Pipeline and 6" Toca Lateral - raw make pipeline owned and operated by TNGL, connecting the Toca and Yscloskey gas processing plants in St. Bernard Parish, Louisiana to the Norco NGL fractionation facility in St. Charles Parish.

          - Norco to Sorrento 6" Pipeline - propane pipeline owned by TNGL, connecting the Norco fractionation facility to the Sorrento storage facility in Ascension Parish. The pipeline is operated by Equilon.

          - Norco to Taft 10"; 6"; and 4" Pipelines - three pipelines from the Norco NGL fractionation facility to the Union Carbide petrochemical plant in Taft (approximately 7.2 miles). All three of these lines are private and were owned and operated by TNGL and are located in St. Charles Parish.

          - Norco to Texaco Tends 6" Pipeline - 6" pipeline in butane service connecting the Norco NGL fractionation facility to the Texaco Tends Pipeline system near the Paradis gas processing plant (approximately 8 miles). This is a private line located in St. Charles Parish and was owned and operated by TNGL.

          - Norco to Crawfish #8 4" Pipeline - a 4" raw make pipeline connecting the Norco NGL fractionation facility to the Crawfish gas processing facility (approximately 4 miles). This is a private line located in St. Charles Parish and was owned and operated by TNGL.

          Tebone Support Lines and Systems

          - Tebone to Sorrento 6" Pipeline - NGL product pipeline currently in ethane service; it was wholly owned by TNGL, connecting the Sorrento storage facility to the Tebone fractionator in Ascension Parish and downstream to chemical complexes for Union Texas Petroleum, Shell Chemical and Vulcan, all near Geismar, Louisiana. The pipeline is operated by Equilon.

          - North Terrebonne to Tebone Raw-Make 8" Pipeline - pipeline moving raw make from the North Terrebonne gas processing plant to the Tebone fractionation facility, owned and operated by TNGL.

          North Terrebonne Support Lines operated by TNGL

          - North Terrebonne to and from Koch (United Gas Kent Bayou Station) Inlet Lateral - two 30" 2.9 mile natural gas pipelines.
          - North Terrebonne to Williams (Transco Compressor Station) Inlet Lateral - two 30" 2.9 mile natural gas pipelines.
          - North Terrebonne to Williams Koch (United Gas Kent Bayou Station) Residue Lateral - two 36" 3.4 mile natural gas pipelines.

               TNGL had a 29% ownership interest in each of the foregoing support lines.

          Promix Support Pipelines and Systems - Promix has a raw make gathering system of over 315 miles made up of 6", 8" and 10" pipelines. This system, depending on location of sources, can handle over 120,000 barrels per day. The system connects to nine gas processing plants and one refinery. Promix is operated by Koch. TNGL had a one-third ownership interest.

          Tri-States NGL Pipeline - This pipeline system connects Mobile, Alabama and Pascagoula, Mississippi to the Promix facility in Napoleonville, Louisiana by 161 miles of mostly 12" pipeline. The system is designed to handle 150,000 barrels per day. Promix is a one-third owner in the Tri-State pipeline. TNGL had a one-third interest in Promix and approximately a 17%. interest in the pipeline. The Tri-State pipeline is operated by Williams.

          Belle Rose Raw Make 12" Pipeline - This pipeline system extends from near Kennar, Louisiana to the Promix facility and consists of 48 miles of mostly 12" pipeline. The system is designed to handle 150,000 barrels per day. Promix is a 5/6 owner in the Belle Rose pipeline. The Belle Rose pipeline was operated by TNGL. TNGL had a one-third interest in Promix and approximately a 42% interest in the Belle Rose pipeline.

          Entell Pipeline System - 225 mile pipeline system located in Ascension, Assumption, Iberville, Livingston, St. Helena, St. James, St. John the Baptist, and St. Martin Parishes, Louisiana. TNGL was a 50% joint venture partner with Enterprise. The system is operated by Enterprise.

          Promix Salt Dome Storage - Promix has five salt dome storage wells with an aggregate capacity of 9 million barrels in Napoleonville, Louisiana for handling raw make and products from the Promix facility. TNGL had a one-third interest. The facility is operated by Koch.

          Dixie Pipeline - 1,301 mile pipeline moving propane from Mont Belvieu and Louisiana to Mississippi, Alabama, Georgia, South Carolina, and North Carolina. The nominal capacity of this system is approximately 120,000 barrels per day. TNGL held a 11.5% interest in this company. The pipeline is operated by Phillips Pipeline.

          Hattiesburg Propane Storage - Underground storage facility with a storage capacity of 5 million barrels. TNGL owned a 50% interest in the facility. Delivery facilities include a connection to the Dixie Pipeline and loading facilities for both rail and truck. The facility is operated by Dynegy.

 TNGL owned 54 rail cars in propane service. Each car has storage capacity of approximately 30,000 gallons of propane. Tejas also leased approximately 400 cars for servicing its propane and other merchant activities.

EMPLOYEES

         TNGL employed approximately 145 individuals to operate the foregoing assets and business who were retained by Enterprise following the acquisition. Approximately 47 former administrative employees of TNGL moved to Enterprise's corporate headquarters in Houston as part of the acquisition.

LEGAL PROCEEDINGS

         Enterprise did not assume any legal proceedings in connection with the acquisition of the TNGL assets.

                      PRINCIPAL UNIT HOLDERS OF ENTERPRISE

         The following table sets forth certain information as of April 1, 2000, regarding the beneficial ownership of (a) the common units and (b) the subordinated units of Enterprise by each director of the General Partner, all directors and executive officers of the General Partner as a group and all persons known by the General Partner to own beneficially more than 5% of the common units.


                                          Percentage of                 Percentage of                  Percentage of
                                Common       Common      Subordinated   Subordinated       Total           Total
                               Units(1)       Units       Units (1)         Units          Units           Units
                             Beneficially Beneficially   Beneficially   Beneficially    Beneficially    Beneficially
                                Owned         Owned         Owned           Owned          Owned           Owned

Enterprise Products Company   34,623,615      76.0%       21,409,870       100.0%        56,033,485        83.7%
(2)
Dan Duncan (2)(3)             34,890,815      76.6%       21,409,870       100.0%        56,300,685        84.1%
O.S. Andras                      140,600       0.3%           -               -             140,600         0.2%
Randa L. Duncan                   -             -             -               -              -               -
Gary L. Miller                    -             -             -               -              -               -
Dr. Ralph S. Cunningham           -             -             -               -              -               -
Curtis R. Frasier                 -             -             -               -              -               -
Lee W. Marshall, Sr.
Stephen H. McVeigh
All  directors and executive
officers as a group           35,046,449      76.9%       21,409,870       100.0%        56,456,319        84.3%
10 persons)

______________

(1) For a discussion of Enterprise's Partners' Equity and the units in general, see Note 6 of the Notes to Consolidated Financial Statements. Subordinated units are generally non-voting; however, they are entitled to vote with the common units as a single class with respect to approval of the conversion of the special units into common units.

(2) Enterprise Products Company holds 33,552,915 of the common units and all of the subordinated units through its wholly-owned subsidiary EPC Partners II, Inc. Mr. Duncan owns 50.2% of the voting stock of Enterprise Products Company and, accordingly, exercises sole voting and dispositive power with respect to the units held by Enterprise Products Company. The remaining shares of Enterprise Products Company capital stock are held primarily by trusts for the benefit of the members of Mr. Duncan's family, including Randa L. Duncan, a director and executive officer of the General Partner. The address of Enterprise Products Company is 2727 North Loop West, Houston, Texas 77008. The remaining 1,070,000 common units are held by Compass Bank, as trustee under the Enterprise Products 1998 Unit Option Plan Trust, with Mr. Duncan (through Enterprise Products Company) having sole dispositive power and sharing voting power with Compass Bank.

(3) Dan Duncan LLC holds 267,200 of these common units as trustee under a revocable grantor trust established to fund future liabilities of Enterprise Products GP, LLC under a long-term incentive plan. Mr. Duncan has sole voting and dispositive power with respect to these common units.

                      MARKET PRICES AND DISTRIBUTION POLICY


     The following table sets forth the high and low sale prices per common unit (as reported under the symbol "EPD" on the New York Stock Exchange), the amount of cash distributions paid per common unit and the declaration and payment dates related to such cash distributions. The common units began trading on July 28, 1998.

                                                                                      CASH DISTRIBUTIONS
                                    PRICE RANGE         DISTRIBUTION           DECLARATION             PAYMENT
                                HIGH            LOW        AMOUNT                 DATE                  DATE
1998
Third Quarter ......          $22.063        $14.625          -
Fourth Quarter  ....          $18.375        $13.750        $0.32            October 30,1998      November 12, 1998

1999
First Quarter ......          $18.500        $14.938        $0.45            January  29, 1999    February 11, 1999
Second Quarter......          $18.625        $15.063        $0.45            April 30, 1999       May 12, 1999
Third Quarter ......          $20.688        $17.815        $0.45            July 30, 1999        August 11, 1999
Fourth Quarter......          $20.375        $17.000        $0.45            October 29, 1999     November 10, 1999

2000
First Quarter ......          $20.875        $18.250        $0.50            January 31, 2000     February 10, 2000
Second Quarter......          $21.500        $19.500        $0.50            April 28, 2000       May 10, 2000
(through June  __, 2000)

     Enterprise pays a minimum quarterly distribution of $.45 per common unit. Although the payment of the minimum quarterly distribution is not guaranteed, Enterprise currently expects that it will continue to pay comparable cash distributions in the future. The $.32 cash distribution made during the fourth quarter of 1998 was based upon the minimum quarterly distribution of $0.45 per unit adjusted to take into account the 65-day period of the third quarter during which Enterprise was a public entity. On January 17, 2000, Enterprise increased its quarterly distribution to $0.50 per unit.

     As of March 31, 2000, there were approximately 200 unitholders of record of Enterprise's common units.

                              DESCRIPTION OF UNITS
UNITS

     Common units, subordinated units, and special units represent limited partner interests in Enterprise that entitle the holders thereof to the rights and privileges specified thereto under the Partnership Agreement. As of April 11, 2000, there are issued and outstanding 45,552,915 common units, 21,409,870 special units, and 14,500,000 subordinated units representing an aggregate 99% limited partnership interest in Enterprise. Except as described below, the common units and subordinated units generally participate pro rata in Enterprise's income, gains, losses, deductions, credits and distributions.

     No person is entitled to preemptive rights in respect of issuances of securities by Enterprise, other than the General Partner's right to purchase sufficient Partnership securities to maintain its 1% equity interest in the Partnership and Coral Energy's rights to purchase common units under certain limited circumstances.

COMMON UNITS

     The common units are registered under the Exchange Act and are listed for trading on the NYSE. Each holder of a common unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. Holders of common units share pro rata in all distributions to the holders of common units.

SUBORDINATED UNITS

     All of the subordinated units are held by EPC Partners II, Inc., a wholly-owned subsidiary of Enterprise Products Company. Subordinated units generally do not have the right to vote on any matters requiring the vote or approval of a percentage of the holders of common units; however, they are entitled to vote with the common units as a single class with respect to approval of the conversion of the special units into common units. Subordinated units are entitled to share in allocations of income, gain, loss, and deductions and distribution of available cash only after the outstanding common units have been distributed a minimum quarterly distribution of $0.45 per unit. See "Distribution from Operating Surplus During Subordination Period" below.

     Subordinated units will convert into common units on certain dates specified in the Partnership Agreement. When subordinated units convert to common units, they will have all of the rights and privileges of the outstanding common units to vote and receive distributions. Generally, if Enterprise has made all required minimum quarterly distributions on a cumulative basis, 5,352,468 of the subordinated units will convert to common units on June 30, 2001, an additional 5,352,468 subordinated units will convert to common units on June 30, 2002, and the remaining subordinated units will convert to common units on June 30, 2003. All subordinated units automatically convert to common units if the General Partner is removed as the general partner of Enterprise without cause by a vote of the holders of common units.

SPECIAL UNITS

     The special units represent the limited partnership interests issued to Coral Energy in connection with the TNGL acquisition. The special units have no voting rights and do not have the right to participate in allocations of income, gain, loss, or deductions, or distributions of available cash made with respect to common units prior to their conversion. The 14.5 million special units outstanding will convert on a one-for-one basis into common units automatically on August 1, 2000 (for 1.0 million units), August 1, 2001 (for 5.0 million units) and August 1, 2002 (for 8.5 million units). If the 6.0 million contingent special units are earned, they would convert into common units on August 1, 2002 (for 1.0 million units) and August 1, 2003 (for 5.0 million units). In connection with the TNGL acquisition, the General Partner, Enterprise, EPC Partners II and Enterprise Products Company entered into a Unitholder Rights Agreement with Coral Energy as the holder of the special units. The Unitholder Rights Agreement provides Coral Energy with a voice in the management of the Partnership, including representation and a vote (but not control) on all boards, committees and other governmental procedures of Enterprise and the General Partner.

CASH DISTRIBUTION POLICY

     Enterprise distributes to its partners, on a quarterly basis, all of its available cash. Available cash generally means all cash on hand at the end of a quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of Enterprise's business, (2) comply with applicable law or any Partnership debt instrument or other agreement, or (3) provide funds for distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

     Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to the General Partner, and under certain circumstances it determines whether holders of subordinated units receive any distributions.

     Operating surplus refers generally to (1) the sum of (a) the cash balance of Enterprise on July 31, 1998, and (b) all cash receipts of Enterprise from its operations since July 31, 1998 (excluding certain cash receipts designated by the General Partner as operating surplus), less (2) the sum of (a) all Partnership operating expenses, (b) debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), (c) maintenance capital expenditures, and (d) reserves established for future Partnership operations, in each case since July 31, 1998. Capital surplus will generally be generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities, and sales or other dispositions of assets for cash (other than inventory, accounts receivable, and other assets disposed of in the ordinary course of business).

     To avoid the difficulty of trying to determine whether available cash distributed by Enterprise is from operating surplus or from capital surplus, all available cash distributed by Enterprise from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998, equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

     When available cash from capital surplus distributed in respect of each common unit equals $22.00, plus any common unit arrearage, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. Enterprise does not anticipate that there will be significant distributions from capital surplus.

     The subordinated units are a separate class of interests in Enterprise, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of common units. For any given quarter, any available cash will be distributed to the General Partner and to the holders of common units, and may also be distributed to the holders of subordinated units depending upon the amount of available cash for the quarter, the amount of common unit arrearage, if any, and other factors discussed below.

     The incentive distributions represent the right of the General Partner to receive an increasing percentage of quarterly distributions of available cash from operating surplus if certain target distribution levels are achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed in excess of the payments made with respect to the minimum quarterly distribution of $0.45 per unit and common unit arrearage, if any, and the related 2% distribution to the General Partner.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     Enterprise will make distributions to its partners, with respect to each quarter of operations prior to its liquidation, in an amount equal to 100% of its available cash for such quarter. Enterprise expects to make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date.

     With respect to each quarter during the Subordination Period, to the extent there is sufficient available cash, the holders of common units have the right to receive a minimum quarterly distribution of $0.45 per unit, plus any common unit arrearage, prior to any distribution of available cash to the holders of subordinated units. Upon expiration of the Subordination Period, all subordinated units will convert on a one-for-one basis into common units and will participate pro rata with all other common units in future distributions of available cash. Under certain circumstances, up to 50% of the subordinated units may convert into common units prior to the expiration of the Subordination Period. Common units will not accrue arrearage with respect to distributions for any quarter after the Subordination Period, and subordinated units will not accrue any arrearage with respect to distributions for any quarter.

DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

     The Subordination Period will generally extend until the first day of any quarter beginning after June 30, 2003, in respect of which (1) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equal or exceed the sum of $0.45 per unit on all of the outstanding common units and subordinated units during such periods, (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of $0.45 per unit on all of the common units and subordinated units that were outstanding during such period on a fully diluted basis and the related distribution on the general partner interests in Enterprise and its subsidiary, Enterprise Products Operating L.P. (the "Operating Partnership") and (iii) there are no outstanding common unit arrearage.

     Prior to the end of the Subordination Period, a portion of the subordinated units will convert into common units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) June 30, 2001, with respect to 5,352,468 subordinated units and (b) June 30, 2002, with respect to 5,352,468 subordinated units, in respect of which (1) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of $0.45 per unit on all of the outstanding common units and subordinated units during such periods, (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping, four-quarter periods immediately preceding such date equaled or exceeded the sum of $0.45 per unit on all of the common units and subordinated units that were outstanding during such period on a fully diluted basis and the related distribution on the general partner interests in Enterprise and the Operating Partnership and (3) there are no outstanding common unit arrearage; provided, however, that the early conversion of the second 5,352,468 subordinated units may not occur until at least one year following the early conversion of the first 5,352,468 subordinated units.

     In addition, if the General Partner is removed as the general partner of Enterprise without cause and common units held by the General Partner and its affiliates are not voted in favor of such removal, (1) the Subordination Period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (2) any existing common unit arrearage will be extinguished, and (3) the General Partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests.

     Adjusted operating surplus for any period generally means operating surplus generated during such period, less (1) (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for operating expenditures during such period not relating to an operating expenditure made during such period, plus (2)(a) any net decrease in working capital borrowings during such period and (b) any net increase in cash reserves for operating expenditures during such period required by any debt instrument for the repayment of principal, interest or premium.

     Distributions by Enterprise of available cash from operating surplus with respect to any quarter during the Subordination Period will be made in the following manner:

     - first, 98% to the common unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each common unit an amount equal to $0.45 per unit;

     - second, 98% to the common unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding common unit an amount equal to any common unit arrearage accrued and unpaid with respect to any prior quarters during the Subordination Period;

     - third, 98% to the subordinated unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding subordinated unit an amount equal to $0.45 per unit; and

     - thereafter, in the manner described in "Incentive Distributions" below.

     The above references to the 2% of available cash from operating surplus distributed to the General Partner are references to the amount of the percentage interest of the General Partner in distributions from Enterprise and the Operating Partnership (exclusive of any interest as a holder of common units or subordinated units). The General Partner owns a 1% general partner interest in Enterprise and a 1.0101% general partner interest in the Operating Partnership.

DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

     Upon expiration of the Subordination Period, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distributions of available cash.

     Distributions by Enterprise of available cash from operating surplus with respect to any quarter after the Subordination Period will be made in the following manner:

     - first, 98% to all unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each unit an amount equal to $0.45 per unit; and

     -    thereafter, in the manner described in "Incentive Distribution" below.

INCENTIVE DISTRIBUTIONS

     For any quarter for which available cash from operating surplus is distributed to the common and subordinated unitholders in an amount equal to $0.45 per unit on all units and to the common unitholders in an amount equal to any unpaid common unit arrearage, then any additional available cash from operating surplus in respect of such quarter will be distributed among the unitholders and the General Partner in the following manner:

     -    first,  98% to  all  unitholders,  pro  rata,  and  2% to the  General
          Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate common unit arrearage) a total of $0.506 for such quarter in respect of each outstanding unit (the "First Target Distribution");

     -    second,  85% to all  unitholders,  pro  rata,  and 15% to the  General
          Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate common unit arrearage) a total of $0.617 for such quarter in respect of each outstanding unit (the "Second Target Distribution");

     - third, 75% to all unitholders, pro rata, and 25% to the General Partner, until the unitholders have received (in addition to any distributions to common unitholders to eliminate common unit arrearage) a total of $0.784 for such quarter in respect of each outstanding unit (the "Third Target Distribution"); and

     - thereafter, 50% to all unitholders, pro rata, and 50% to the General Partner.

     The distributions to the General Partner set forth above that are in excess
of  its  aggregate  2%  general   partner   interest   represent  the  incentive
distributions.

     The following table illustrates the percentage allocation of the additional available cash from operating surplus between the unitholders and the General Partner up to the various target distribution levels.


                                                               Total
                                                             Quarterly         Marginal Percentage
                                                           Distribution            Interest in
                                                          Target Amount           Distributions
                                                                                            General
                                                            Unitholders     Unitholders     Partner
             Minimum Quarterly Distribution . . . . .         $0.450            98%           2%
             First Target  Distribution  . . . . . . . .      $0.506            98%           2%
             Second Target  Distribution . . . . . . . .      $0.617            85%          15%
             Third Target  Distribution  . . . . . . . .      $0.784            75%          25%
             Thereafter  . . . . . . . . . . . . . . . .   above $0.784         50%          50%


ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     The minimum quarterly distribution of $0.45 per unit, the target distribution levels, the number of additional common units issuable during the Subordination Period without a unitholder vote, the number of common units issuable upon conversion of the subordinated units, and other amounts calculated on a per unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of common units (whether effected by a distribution payable in common units or otherwise), but not by reason of the issuance of additional common units for cash or property. For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution of $0.45 per unit and each of the target distribution levels would each be reduced to 50% of its initial level.

     The minimum quarterly distribution and the target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes Enterprise to become taxable as a corporation or otherwise subjects Enterprise to taxation as an entity for federal, state or local income tax purposes.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     Following the commencement of the dissolution and liquidation of Enterprise, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of Enterprise in the order of priority provided in the partnership agreement and by law and, thereafter, be distributed to the unitholders and the General Partner in accordance with their respective capital account balances as so adjusted.

     The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Enterprise, to the extent required to permit common unitholders to receive their unrecovered capital plus any unpaid common unit arrearage. Thus, net losses recognized upon liquidation of Enterprise will be allocated to the holders of the subordinated units to the extent of their capital account balances before any loss is allocated to the holders of the common units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and any unitholders and then to the common unitholders until their capital account balances equal their unrecovered capital plus unpaid common unit arrearage. However, no assurance can be given that there will be sufficient gain upon liquidation of Enterprise to enable the holders of common units to fully recover all of such amounts, even though there may be cash available after such allocation for distribution to the holders of subordinated units.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, LLC serves as registrar and transfer agent for the common units.

TRANSFER OF COMMON UNITS

     Enterprise has issued certificates to evidence common units. The common units are securities and are freely transferable except as restricted by federal and state securities laws. Enterprise is entitled to treat the record or nominee holder of a common unit as the absolute owner thereof for all purposes, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

     Transferees of common units (or their brokers, agents, or nominees on their behalf) who wish to become unitholders of record are required to execute transfer applications before the purchase or transfer of such common units will be registered on the records of the transfer agent and before cash distributions or federal income tax allocations can be made to the purchaser or transferee.

     An assignee will become a substituted limited partner of Enterprise in respect of the transferred common units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of Enterprise. Such consent may be withheld in the sole discretion of the General Partner.

     A purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions or federal income tax allocations unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application with respect to such common units, and may not receive certain federal income tax information or reports furnished to record holders of common units.
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The audited financial statements of Enterprise and the audited statements of revenues and direct operating expenses and statement of assets acquired and liabilities assumed of TNGL incorporated by reference in this information statement have been audited by Deloitte & Touche LLP, independent auditors. Deloitte & Touche LLP have been the independent auditors for Enterprise since its formation in 1998. The Board of

Directors of the General Partner expects that Deloitte & Touche LLP will continue as Enterprise's independent auditors.

                       SUBMISSION OF UNITHOLDER PROPOSALS

     Under the applicable Delaware laws and the partnership agreement, Enterprise is not required to hold an annual meeting of unit holders (limited partners). Special meetings may be called by the General Partner or by limited partners owning 20% or more of the outstanding units. Any Enterprise unitholder who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal a reasonable time before Enterprise begins to print and mail its proxy materials.

     SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting.

     Any unitholder proposal that is not received by Enterprise a reasonable time before it mails its proxy materials will be considered untimely. The proxy solicited by the General Partner will confer discretionary authority on the named proxies to vote on any proposal that is not submitted in a timely manner.

                       WHERE YOU CAN FIND MORE INFORMATION

     Enterprise files annual, quarterly, and special reports, information statements, and other information with the SEC. You may read and copy reports, statements, or other information we file at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     You may also read reports, information statements and other information relating to Enterprise at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part on this information statement, except for any information superseded by information in, or incorporated by reference in, this information statement. This information statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Enterprise and TNGL and their finances.

     Enterprise hereby incorporates by reference into this information statement the following documents that have been filed with the SEC (File No. 1-14323):

     -    Annual Report on Form 10-K for the year ended December 31, 1999;
     -    Quarterly  Report on Form 10-Q for the  quarter  ended  September  30,
          1999; and
     - Current Reports on Form 8-K dated September 20, 1999, October 4, 1999, March 2, 2000, March 14, 2000, and March 20, 2000 and Current Reports on Form 8-K/A dated October 27, 1999, and November 29, 1999.

     Enterprise also hereby incorporates by reference into this information statement the contribution agreement, the unitholders rights agreement, the registration rights agreement, and the second amended and restated agreement of limited partnership filed as Exhibits 99.4, 99.5, 99.6, and 99.7 to Enterprise's Current Report on Form 8-K/A dated October 27, 1999:

     We are also incorporating by reference all documents and reports filed by Enterprise pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this information statement and on or prior to the date 20 business days subsequent to the date of this information statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this information statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement.

     Any unitholder may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents or this information statement by reference). Requests for documents should be directed to:

                               Enterprise Products Partners, L.P.
                               P.O. Box 4324
                               Houston, Texas 77210-4324
                               Attention: Investor Relations
                               Tel: 713-880-6694

     You can also get more information by visiting our Internet site at www.epplp.com. Internet site materials are not part of this information statement.

     This information statement is dated June __, 2000. The information contained in this information statement speaks only as of such date unless the information specifically indicates that another date applies.

                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Information Statement and Notice of Action Without A Meeting of Enterprise Products Partners L.P. of our report dated February 25, 2000, appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 1999 and of our report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation and a notation that the financial statements are not intended to be a complete presentation of the net assets or operations of Tejas Natural Gas Liquids, LLC and subsidiaries) dated September 17, 1999 on the statement of assets acquired and liabilities assumed as of December 31, 1998 (pursuant to the Contribution Agreement by and among Tejas Midstream Enterprises, LLC, Tejas Energy, LLC, Enterprise Products Partners L.P., Enterprise Products Operating L.P., Enterprise Products GP, LLC, EPC Partners II, Inc. and Enterprise Products Company, dated September 17, 1999) and the related statements of revenues and direct operating expenses for the years ended December 31, 1998, 1997 and 1996 of Tejas Natural Gas Liquids, LLC and subsidiaries appearing in the Amended Current Report on Form 8-K/A-1 dated October 27, 1999 of Enterprise Products Partners L.P.



/s/ DELOITTE & TOUCHE LLP
Houston,  Texas
June __, 2000